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                                                                    EXHIBIT 10.1


                              SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is entered into by mutual agreement by and between BindView Development Corporation ("BindView" or "Company") and DAVID
S. FLAME ("Executive") in connection with the Executive's resignation. This Agreement amends (i) the Executive Employment Agreement between the Executive and the Company ("Employment Agreement"); (ii) the Change of Control Agreement between the Executive and the Company; and (iii) any stock or stock option agreement(s), if any ("Stock Agreement(s)"); between the Executive and the Company. In the case of any inconsistencies or conflict between any of those agreements on the one hand and this Agreement on the other hand, the terms of this Agreement shall govern. Such agreements otherwise remain in effect in accordance with their terms.

1.  The parties agree that:

    a. The Executive will resign voluntarily, in furtherance of the parties' mutual interests, effective November 2, 2004, with his last day of employment being the same date.

    b. For purposes of the Employment Agreement and the Change of Control Agreement, such resignation will be treated as though the Executive had Resigned for Good Reason effective November 2, 2004 and will receive the severance benefits specified in those agreements.

    c. The Executive will be paid a sales commission, computed and paid as set forth in subparagraph 1(d) below, and subject to the exclusion in subparagraph 1(e) below, for each sale by the Company that meets all of the following conditions:

           i. the sale is in a territory for which the Executive would have been paid commissions had he remained in his position as the Company's vice president, Americas sales and field operations through December 31, 2004;

           ii. the sales process for such specific sale was initiated on or before November 1, 2004 as shown by the Company's records;

           iii.  the sale is closed on or before December 31, 2004.

    d. The sales commissions referred to in subparagraph 1(c) shall be based on the revenues recorded in the Company's books and records in accordance with generally accepted accounting principles consistently applied, as certified by the regular annual audit of the Company's financial statements. Such commissions will be paid within ten (10) business days after the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2004, subject to the same terms and conditions as if the Executive had remained in his position as the Company's vice president, Americas sales and field operations.

    e. Notwithstanding subparagraphs 1(c) and 1(d), the Executive will not be entitled to commissions on any revenues from professional services in connection with the preparation and/or production of video-based training materials.

    f. This subparagraph addresses variable compensation to which the Executive would have been entitled if he had achieved certain management objectives ("MBOs") previously set by the Company as a target for the Executive to attempt to achieve in the year 2004. If the Company determines that such MBO(s) had been achieved by the Executive on an interim basis as of

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        October 31, 2004, then the Company will pay the Executive ten twelfths
        (10/12) of the amount to which the Executive would have been entitled had he remained in his position at the Company through December 31, 2004. Payment of any such variable compensation will be due five business days after the execution of this Agreement.

    g. Section 6.1 of the Employment Agreement (noncompetition covenant) is amended so that the one-year period referred to therein is reduced to nine (9) months.

2. As a material condition of receiving the severance benefits described in paragraph 1 above:

    a. the Executive represents that to the best of his knowledge, he has not participated or been involved in any improper practices that would warrant termination of an employee for cause; and

    b. the Executive agrees to cooperate fully with the Company and its counsel in (i) the investigation, by the Company's Audit Committee, of certain of the Company's transactions in Latin America referred to in the Company's press release dated October 28, 2004; (ii) any other investigation by the Company or its Board of Directors or any committee thereof; and (iii) any administrative or legal proceedings that may arise in respect thereto. In connection therewith, the Company will reimburse the Executive, in accordance with the Company's standard reimbursement policies, for all reasonable expenses, if any, that the Executive may incur at the request of the Company.

3. The Executive will be entitled to payment of unpaid amounts due for salary, expense reimbursement, pay in lieu of unused vacation, and any other unpaid amounts due, in accordance with Section 5.7 of the Employment Agreement. The Executive shall also be entitled to exercise his stock options that are vested but unexercised as of his last day of employment in accordance with the procedures set forth in the applicable Stock Agreement(s).

4. Subject to but without limiting paragraphs 1(c) and 1(f) above, any commissions or other variable compensation earned by the Executive in any period ending on or before October 31, 2004, that were not previously paid as of the date of this Agreement, will be paid at the later of (i) the time called for by the applicable compensation plan as though the Executive were not resigning, or (ii) five business days after the execution of this Agreement.

5. Except as set forth in this Agreement, the Executive shall not be entitled to any further compensation, benefits, or reimbursement of any kind from the Company, including but not limited to salary, commissions, vacation accrual, insurance coverage, stock option vesting rights (including but not limited to accelerated vesting) or exercise rights (including but not limited to extended periods of time to exercise vested options), severance payments, or other compensation or benefits.

6. Neither the Company nor the Executive shall make any false or misleading statement concerning the other in any public statement or comment, nor shall the Company do so in its internal communications. The Company will refer all requests for references concerning the Executive (e.g., from recruiters or prospective employers) to the Company's chief executive officer.

7. The Executive acknowledges that he continues to be bound by the Employment Agreement, without limitation, Sections 8 (confidentiality), Section 9 (intellectual property), and Section 10 (noncompetition covenant) thereof, which are also incorporated into this Agreement by reference as though fully set forth herein.

                                                                     PAGE 2 OF 3
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8.  Sections 12 (arbitration) and 13 (general provisions) of the Employment
    Agreement are incorporated into this Agreement by reference as though fully set forth herein.

9. The Executive is contemporaneously executing a release substantially in the form set forth as an exhibit to the Employment Agreement. Such release is subject to the terms and conditions stated therein, including but not limited to the Executive's right to consider the release before executing it and his right to revoke the release during a stated period of time. If the Executive duly revokes such release in accordance with the terms and conditions set forth therein, this Agreement shall be rescinded and shall be of no force or effect.

THIS AGREEMENT CONTAINS PROVISIONS REQUIRING BINDING ARBITRATION OF DISPUTES, WHICH HAVE THE EFFECT OF WAIVING EACH PARTY'S RIGHT TO A JURY TRIAL. By signing this Agreement, the Executive acknowledges that the Executive (1) has read and understood the entire Agreement; (2) has received a copy of it (3) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (4) agrees to be bound by it.


EXECUTED the dates written below, to be effective November 2, 2004.

AGREED:                                                          AGREED:
BINDVIEW DEVELOPMENT CORPORATION, by:

/s/ Eric J. Pulaski                                              /s/ David S. Flame
------------------------------                                   ------------------------------
Eric J. Pulaski, Chairman and                                    David S. Flame
Chief Executive Officer


November 3, 2004                                                 November 3, 2004
------------------------------                                   ------------------------------
Date signed                                                      Date signed


STATE OF TEXAS

ON NOVEMBER 3, 2004, personally appeared before me, the undersigned Notary Public for the State of Texas, DAVID S. FLAME, known to me or identified by sufficient evidence, who acknowledged that he had executed the foregoing instrument for the purposes and consideration therein stated.

Date:  Nov. 3, 2004                        /s/ Teresa Y. Fish
                                           -------------------------------------
                                           Teresa Y. Fish
                                           My commission expires:  Feb. 10, 2005

ON NOVEMBER 3, 2004, personally appeared before me, the undersigned Notary Public for the State of Texas, ERIC J. PULASKI, Chairman and Chief Executive Officer of BindView Development Corporation, known to me or identified by sufficient evidence, who acknowledged that he had executed the foregoing instrument in the capacity and for the purposes and consideration therein stated.

Date:  Nov. 3, 2004                        /s/ Teresa Y. Fish
                                           -------------------------------------
                                           Teresa Y. Fish
                                           My commission expires:  Feb. 10, 2005


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